Exhibit 99.01


China Crescent Enterprises Inc. Signs First Outsourcing Customer to Three Year Agreement Anticipated to Add $30 M in Revenue to
Company's $40 M in Profitable Annual Sales

DALLAS, TEXAS - China Crescent Enterprises, Inc. (OTCBB: CCTR) today announced a three year outsourcing services agreement with Beijing Chuangzhitongda Technology Development Co., Ltd. The three year agreement is expected to add approximately $30 million in revenue to China Crescent's more than $40 million in existing profitable annual sales.

China Crescent recently announced launching a technology outsourcing offering. The new offering is part of the Company's overall strategy to increase margins and the percentage of its overall revenue generated from recurring contracts. Beijing Chuangzhitongda Technology Development is China Crescent's first outsourcing customer. China Crescent anticipates engaging additional outsourcing customers over the course of the year.

The initiation of outsourcing services under the agreement announced today is expected to commence within the current fiscal quarter. The agreement announced today is a general agreement outlining the overall terms and conditions of the outsourcing services. Complete details of the agreement will encompass a series of supporting contracts and the anticipated $30 million in contract revenue is expected to be earned over the three year contract period.

First Quarter 2009 Results

Last week, China Crescent filed SEC Form 10-Q reporting the Company's performance for the first three months of 2009. Notably, net income increased 15% for the first three months of 2009, $112,000 compared to $97,000 for the same period last year. Management anticipates continued revenue and net income growth throughout 2009 to exceed the overall revenue and net income reported in 2008.

The Company reported an overall increase in revenue and net income in 2008 compared to 2007. With the net income increase in the first quarter of 2009, management is optimistic that the Company will continue to not only weather the global economic challenges, but continue to realize organic growth in spite of the challenges. The Company's sales are historically seasonal, increasing throughout the year and usually reporting the largest sales and profits in the 4th quarter. Management believes the decrease in first quarter sales compared to the previous period can be attributed to the overall economic slowdown and can be offset by the anticipated increase in sales throughout the year.

Additional Financial Highlights

o Net income (before currency translation) for 1st quarter 2009 was $112k compared to $97k for 1st quarter 2008
o Revenue for 1st quarter 2009 decreased 13% from 1st quarter 2008 ($7.4m v. $8.5m)
o    Stockholders' equity increased 54% from same quarter last year ($5m v.
     $3.3m)
o    Working capital increased 54% from same quarter last year ($6.9m v. 4.5m)
o    Cash increased 213% from same quarter last year (2.2m v. 701k)
o    Total Assets increased 31% from the same quarter last year ($11m v. $8.4m)
o    Cost of Sales decreased 13% from the same quarter last year ($7m v. $8m)
o    Operation expenses decreased 23% from the same quarter last year (215k v.
     281k)


First Quarter 2009 Financial Webcast

A Webcast is now available for review on the Company website. A link to the Webcast titled `China Crescent 1st Quarter 2009 Review Webcast (May 22, 2009)' is available on the Company website under Webcasts at:
http://www.newmarkettechnology.com/about-newmarket-china.htm.

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For assistance accessing or listening to the Webcast, please email
ir@chinacrescent.com or call 214-722-3065


Corporate E-mail Updates

To be added to China Crescent's e-mail database to receive company updates or to obtain more information on the Company, please send an e-mail to ir@chinacrescent.com or call 214-722-3065.

About China Crescent Enterprises, Inc. (http://www.chinacrescent.com/)

China Crescent Enterprises, Inc. is a technology leader in the rapidly developing Chinese market specializing today in software engineering, high quality software development and digital multimedia outsourcing services delivered to customers globally. At the same time, the firm is a systems integrator and value added reseller of major global hardware brands in the Chinese domestic market.

Headquartered in Dallas with operations in Shanghai and Beijing, China Crescent bridges the gap between Western and Eastern business cultures to assist western clients in realizing the advantages of the high quality, low cost technology products and services available from China. China Crescent also assists Western clients in localizing products and services to realize the tremendous growth potential available by expanding into the Chinese Market.

"SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause China Crescent's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

     Contact:
     China Crescent Enterprises, Inc.
     ir@chinacrescent.com
     214-722-3065